Exhibit 99.1

For immediate release

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

OFFER UPDATE

TENDER OFFER EXPIRATION AND ACCEPTANCES UPDATE

REDWOOD CITY, Calif. & DUBLIN – July 23, 2024 – MariaDB plc (NYSE: MRDB) (“MariaDB” or the “Company”) announces that Meridian BidCo LLC (“Bidco”), an affiliate of K1 Investment Management, LLC, put out a press release on the date hereof (the “Bidco press release”) relating to the unsolicited offer (the “Offer”) by Bidco to purchase all of the issued and to be issued ordinary shares of $0.01 each (nominal value) of the Company (“MariaDB Shares”). According to the Bidco press release, as of 5:00 p.m. (New York City time) on July 23, 2024 (the “Expiration Time”), all remaining conditions to the Offer were satisfied, fulfilled or, to the extent permitted, waived. Accordingly, Bidco announced that the Offer has now become unconditional in all respects and is now closed to further acceptances with effect from the Expiration Time.

For acceptances that have been received which are valid and complete in all respects and not properly withdrawn prior to the Expiration Time, the cash consideration payable will be settled in accordance with the terms of the Cash Offer on a date promptly following the Expiration Time, which Bidco currently expects to be July 25, 2024.

According to the Bidco press release, as of the Expiration Time, Bidco received valid acceptances in respect of a total of 61,263,283 MariaDB Shares, representing 88.70% of the issued share capital of MariaDB as of July 22, 2024.

According to the Bidco press release and as previously announced, Bidco now intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily, on the same terms as the Offer, any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer.

According to the Bidco press release, Bidco proposes to shortly send compulsory acquisition notices (the “Notices”) to those MariaDB shareholders who have not yet accepted the Offer (the “Non-Assenting Shareholders”). Following the expiration of 30 calendar days from the date of the Notices, unless a Non-Assenting Shareholder has applied to the Irish High Court and the Irish High Court orders otherwise, the MariaDB Shares held by Non-Assenting Shareholders will be acquired compulsorily by Bidco on the same terms as the Offer.

Capitalised terms used but not defined in this announcement have the same meaning given to them in the Solicitation/Recommendation Statement on Schedule 14D-9 initially filed with the United States Securities and Exchange Commission on May 24, 2024 (as amended and restated and supplemented).

IMPORTANT NOTICES

ABOUT MARIADB

MariaDB is a new generation database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions and have been downloaded over one billion times. Deployed in minutes and maintained with ease, leveraging cloud automation, MariaDB database products are engineered to support any workload, any cloud and any scale – all while saving up to 90% of proprietary database costs. Trusted by organizations such as Bandwidth, DigiCert, InfoArmor, Oppenheimer and Samsung, MariaDB’s software is the backbone of critical services that people rely on every day. For more information, please visit mariadb.com.

RESPONSIBILITY STATEMENT

The directors of the Company accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

FORWARD-LOOKING STATEMENTS

Certain statements in this announcement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words indicating future events and actions, such as “will” and “may,” and variations of such words, and similar expressions and future-looking language identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  The forward-looking statements in this announcement include statements regarding the Offer and related actions and events.  Forward-looking statements are not guarantees of future events and actions, which may vary materially from those expressed or implied in such statements. Differences may result from, among other things, actions taken by the Company or its management or board or third parties, including those beyond the Company’s control.  Such differences and uncertainties and related risks include, but are not limited to, any negative effects of this announcement or failure to consummate a transaction on the market price of the ordinary shares and other Company securities (including warrants), and potentially significant transaction and related costs.  The foregoing list of differences and risks and uncertainties is illustrative, but by no means exhaustive.  For more information on factors that may affect the Offer and related actions and events, please review “Risk Factors” described in the Company’s filings and records filed with the United States Securities and Exchange Commission.  These forward-looking statements reflect the Company’s expectations as of the date hereof.  The Company undertakes no obligation to update the information provided herein.

FURTHER INFORMATION

The release, publication or distribution of this announcement in, into, or from, certain jurisdictions other than Ireland may be restricted or affected by the laws of those jurisdictions.  Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction.  Therefore, persons who receive this announcement (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland who are not resident in Ireland will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted as an indication of what the Company’s future financial or operating results may be, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for the Company.  No statement in this announcement constitutes an asset valuation.  No statement in this announcement constitutes an estimate of the anticipated financial effects of an acquisition of the Company, whether for the Company or any other person.

REQUESTING HARD COPY INFORMATION

Any MariaDB shareholder may request a copy of this announcement in hard copy form by writing to Investor Relations via e-mail at ir@mariadb.com.  Any written requests must include the identity of the MariaDB shareholder and any hard copy documents will be posted to the address of the MariaDB shareholder provided in the written request.

A hard copy of this announcement will not be sent to MariaDB shareholders unless requested.

Source: MariaDB

Contacts:

Investors:	Media:
ir@mariadb.com	pr@mariadb.com